EXHIBIT 99.9

FORD MOTOR COMPANY

July 3, 2000

To Participants in the Savings and Stock Investment Plan

for Salaried Employees and the Tax-Efficient Savings Plan for Hourly Employees

      According to the records of the First Chicago Trust Division of EquiServe L.L.P. and Fidelity Investments Institutional Operations Company, Inc., you own both Ford Motor Company Common Stock in registered form (you hold stock certificates or book entry shares at First Chicago) and units of the Ford Stock Fund in one of the above-referenced employee savings plans.

      This package contains important Value Enhancement Plan documents:

•	a Proxy Statement/Prospectus describing the Recapitalization of the Company (known as the Value Enhancement Plan) to be voted on at the August 2, 2000, special stockholders’ meeting

•	a Proxy Card (to vote the shares you owned in registered form and the shares represented by the Ford Stock Fund units on the record date, June 27, 2000)

•	a white envelope for returning your Proxy Card

•	an Election and Transmittal Form

•	an Instruction and Information Booklet to answer your questions and help you complete your Election and Transmittal Form

•	a brown-kraft (Common Stock) Envelope for returning your Election and Transmittal Form and your stock certificates

•	a U.S. Internal Revenue Service Form W-8 (only included in packages sent outside the U.S.)

      The Proxy Card enables you to vote all of your shares — both those on EquiServe’s records and those held for you by Fidelity.

      The Election and Transmittal Form covers ONLY those shares held in registered form on EquiServe’s records. It does NOT cover your shares held by Fidelity.

      About the middle of July, you will receive a special mailing from Fidelity. This mailing will include instructions on what you will need to do to make an election for your shares represented by units in the Ford Stock Fund.

      THE DEADLINES FOR RECEIVING YOUR ELECTION ARE NOT THE SAME FOR EQUISERVE AND FIDELITY. BE SURE TO READ BOTH PACKAGES VERY CAREFULLY TO MAKE SURE THAT YOUR RESPONSE IS RECEIVED BEFORE THE APPLICABLE DEADLINE.

      If you have any questions about the Recapitalization or the EquiServe materials, contact Georgeson Shareholder Communications, Inc. at one of the numbers provided in the Proxy Statement/ Prospectus. After you have received the special mid-July mailing from Fidelity, please call Fidelity if you have any questions about your Ford savings plans account and for Fidelity’s procedures for you to make your elections.